Filed Pursuant to Rule 424(b)(3)
Registration Statement File No. 333-148743

ENER1, INC.

Prospectus Supplement Dated June 20, 2008
To
Prospectus Dated March 21, 2008

SELLING SHAREHOLDERS

This document supplements and amends the prospectus dated March 21, 2008 (the “prospectus”) relating to the resale of 9,092,857 shares of our common stock, including 4,307,143 shares of our common stock issuable upon the exercise of warrants. All shares reflect a one-for-seven reverse split of our common stock on April 24, 2008 This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior amendments and supplements. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

The information in this prospectus supplement is presented as of June 6, 2008 and replaces in its entirety the information set forth under the heading “Selling Shareholders” appearing on pages 13-14 of the prospectus. Such amended information reflects (i) the transfer of warrants to purchase 285,717 shares of common stock by LBI Group, Inc. to five investors and (ii) the sale of shares of common stock by the selling shareholders. This information was provided by or on behalf of the selling shareholders. The following table sets forth:

•	the number of shares of our common stock that each selling shareholder beneficially owned as of June 6, 2008;

•	the number of shares of our common stock that may be offered for resale for each selling shareholder’s account under the prospectus; and

•
the number and percent of shares of our common stock to be held by each selling shareholder after the offering of the shares registered hereunder, assuming all of such shares are sold by such selling shareholder and that such person does not acquire any other shares of our common stock prior to such sale.

Because the selling shareholders may sell all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling shareholders after the offering can be provided. The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling shareholders may change over time. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold. Except as noted, none of the selling shareholders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. We will not receive any proceeds from the resale of the shares of common stock by the selling security holders.

 The amount and percentage of common stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

	Shares of Common Stock Beneficially Owned Before the Offering		Number of Shares Being		Shares of Common Stock Beneficially Owned After the Offering
Name	Number	Percentage	Offered		Number	Percentage
LBI Group Inc.	128,572	*	128,572	(1)	-	*
399 Park Avenue, 9th Floor
New York, NY 10022

Whippoorwill Distressed Opportunity Fund, L.P.	85,058	*	85,058	(2)	-	*
c/o Whippoorwill Associates, Inc., Agent
11 Martine Avenue, 11th Floor
White Plains, NY 10606

Whippoorwill Offshore Distressed Opportunity Fund, Ltd.	72,532	*	72,532	(2)	-	*
c/o Whippoorwill Associates, Inc., Agent
11 Martine Avenue, 11th Floor
White Plains, NY 10606

President and Fellows of Harvard College	59,883	*	59,883	(2)	-	*
c/o Whippoorwill Associates, Inc., Agent
11 Martine Avenue, 11th Floor
White Plains, NY 10606

WellPoint, Inc.	67,029	*	67,029	(2)	-	*
c/o Whippoorwill Associates, Inc., Agent
11 Martine Avenue, 11th Floor
White Plains, NY 10606

Whippoorwill Associates, Inc. Profit Sharing Plan	1,215	*	1,215	(2)	-	*
c/o Whippoorwill Associates, Inc., Agent
11 Martine Avenue, 11th Floor
White Plains, NY 10606

CD Investment Partners, Ltd.	254,644	*	254,644	(3)	-	*
Carpe Diem Capital Management LLC
111 S. Wacker Drive, Suite 3950
Chicago, Illinois 60606

The Quercus Trust	-	*	-	(4)	-	*
1835 Newport Blvd. A109-PMB 467
Costa Mesa, CA 92627

Fidelity Commonwealth Trust: Fidelity Small Cap Stock Fund	-	*	-	(4)	-	*
c/o Fidelity Investments
82 Devonshire Street, MZ E31C
Boston, MA 02109

Fidelity Select Portfolios: Automobile Portfolio	-	*	-	(4)	-	*
c/o Fidelity Investments
82 Devonshire Street, MZ E31C
Boston, MA 02109

Enable Growth Partners LP	-	*	-	(4)	-	*
One Ferry Building
Suite 255
San Francisco, CA 94111

Pierce Diversified Strategy Master Fund LLC,
Ena	-	*	-	(4)	-	*
One Ferry Building
Suite 255
San Francisco, CA 94111

* less than one percent

(1)
LBI Group is a wholly-owned subsidiary of Lehman Brothers Inc., which is a registered broker-dealer. LBI Group has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. Lehman Brothers Holdings Inc., a public reporting company, is the parent of Lehman Brothers Inc.

(2)
Whippoorwill Associates Inc. is the agent for the selling shareholder. Shelley F. Greenhaus, as Principal of Whippoorwill Associates Inc., has discretionary authority to vote over and dispose of the shares held by the selling shareholder and offered pursuant to this prospectus.

(3)
Carpe Diem Capital Management LLC ("Carpe Diem Capital"), as investment manager for CD Investment Partners, Ltd. ("CDIP"), ZPII, LP ("ZPII), as the manager and sole member of Carpe Diem Capital, C3 Management Inc. ("C3"), as the general partner of ZPII, and John Ziegelman, as Chairman of the Board, President and Treasurer and the beneficial owner of 100% of the outstanding shares of common stock of C3, each may be deemed to have beneficial ownership of the shares owned by CDIP which are being offered pursuant to this prospectus.

(4)	Selling shareholder had disposed of all holdings of Ener1 common stock as of June 6, 2008.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 6 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 20, 2008.